Exhibit 4.2

AMENDMENT NO. 2

TO THE 1999 SHARE INCENTIVE PLAN, AS AMENDED

     The first sentence of Section 3 of the 1999 Option Plan shall be amended and restated to read in its entirety as follows:

     Subject to adjustment as provided in Section 8 hereof, the Board may grant Options to Participants with respect to 6,000,000 Ordinary Shares.